Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS FULL YEAR 2024 FINANCIAL RESULTS

Houston, TX / ACCESS Newswire / April 1, 2025 / Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the twelve months ended December 31, 2024.

Results of Operations

On a consolidated basis, Blue Dolphin reported a net loss of $8.6 million, or $0.58 per share, for the twelve months ended December 31, 2024, compared to net income of $31.0 million, or $2.08 per share, for the twelve months ended December 31, 2023. Refining earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) was $2.3 million, or $0.61 per barrel, for the year ended December 31, 2024 compared to $38.6 million, or $9.37 per barrel, for the year ended December 31, 2023. Refining EBITDA for 2024 was negatively impacted by less favorable refining margins, lower sales volume, maintenance turnaround expenses, and an $8.3 million inventory impairment due to recognizing inventory at the lower of cost or net realizable market value. Inventory impairment totaled $5.2 million for 2023. Tolling and terminaling EBITDA was $2.1 million for the year ended December 31, 2024 compared to $4.3 million for the year ended December 31, 2023. The decrease in tolling and terminaling EBITDA for 2024 related to lower tolling and terminaling revenue.The accompanying earnings release tables provide a reconciliation of EBITDA, a non-GAAP measure, to income (loss) before income taxes.

“Blue Dolphin entered 2024 in a strong financial position, and the strength of our balance sheet enabled us to navigate challenging market conditions throughout the year,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin. “During 2024 we prioritized debt reduction, paying down $7.5 million in principal and accrued interest on term loans, and successfully completed planned maintenance turnarounds, which we believe positions us well going into 2025.”

Liquidity and Working Capital

As of December 31, 2024, Blue Dolphin had $1.1 million of cash and cash equivalents and restricted cash compared to $18.7 million as of December 31, 2023. Blue Dolphin had a working capital deficit of $19.1 million as of December 31, 2024 compared to a working capital deficit of $6.1 million as of December 31, 2023, representing a $13.0 million decrease.

For more information regarding Blue Dolphin’s financial results for the twelve months ended December 31, 2024, see Blue Dolphin’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2025.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Condensed Consolidated Statements of Operations (Audited)

	Twelve Months Ended
	December 31,
	2024	2023	2022

Total revenue from operations	$317,519	$396,048	$487,504

Total cost of goods sold	313,629	353,949	444,025

Gross profit	3,890	42,099	43,479

LEH operating fee, related party	811	533	744
Other operating expenses	640	208	221
General and administrative expenses	6,443	3,134	2,915
Depreciation and amortization	232	219	206
Impairment of fixed assets	-	1,558	114
Bad debt expense	70	-	62
Accretion of asset retirement obligations	-	59	134
Interest, net	5,859	5,862	5,884
Total costs and expenses	14,055	11,573	10,280

Income (loss) before income taxes	(10,165)	30,526	33,199

Income tax benefit (expense)	1,529	485	(307)

Net income (loss)	$(8,636)	$31,011	$32,892

Income (loss) per common share
Basic	$(0.58)	$2.08	$2.34
Diluted	$(0.58)	$2.08	$2.34

Reconciliation of Certain Non-U.S. GAAP Measures (Unaudited)

	Twelve Months Ended
	December 31,
	2024				2023
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$(2,268)	$(1,262)	$(6,635)	$(10,165)	$34,300	$980	$(4,754)	$30,526

Add: depreciation and amortization	1,206	1,368	232	2,806	1,211	1,368	219	2,798
Add: interest, net	3,313	1,961	585	5,859	3,130	1,964	768	5,862

EBITDA	$2,251	$2,067	$(5,818)	$(1,500)	$38,641	$4,312	$(3,767)	$39,186

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-barrel per day crude distillation tower with over 1.25 million barrels of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO.”  For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2024 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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